Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Marty Heires 479/273-4314

Pre-recorded Conference Call
203/369-1090

Wal-Mart Reports Record First Quarter Sales and Earnings

BENTONVILLE, Ark., May 12, 2005 – Wal-Mart Stores, Inc. reported record sales and earnings for the first quarter ended April 30, 2005. Net sales for the first quarter were $70.9 billion, an increase of 9.5 percent over the first quarter of fiscal 2005. Net income for the quarter was $2.5 billion, an increase of 13.6 percent from $2.2 billion in the first quarter of fiscal 2005. Earnings per share were $0.58, compared with $0.50 for the prior year first quarter. First quarter earnings in fiscal 2006 were favorably impacted by two items totaling $145 million after tax or $0.03 per share: an increase due to favorable tax resolutions of $77 million and positive legal developments of $68 million after-tax. Excluding these items, earnings per share were $0.55.

Lee Scott, President and CEO, said “We achieved record results in the quarter. Yet with higher gasoline prices and a cooler and wetter spring than normal, we missed our plan. We are making the necessary adjustments and I anticipate better results in the second half of the year.”

Net sales were as follows (Dollars in billions):

	Quarter Ended April 30,
	2005	2004	Percent Change
Wal-Mart Stores	$47.641	$43.571	9.3%
SAM’S CLUB	9.155	8.641	5.9%
International	14.112	12.551	12.4%

Total Company	$70.908	$64.763	9.5%

Total U.S. comparable sales for the quarter increased 2.9 percent, which is represented by a 2.8 percent comp increase for Wal-Mart Stores and 3.5 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the first quarter, the Wal-Mart Stores segment, including Supercenters, had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead and minority interest) of $3.307 billion, an increase of 6.0 percent compared with $3.121 billion in the first quarter of fiscal 2005.

SAM’S CLUB Segment:

The SAM’S CLUB segment generated segment operating income for the quarter of $295 million, an increase of 10.5 percent compared with $267 million in the first quarter of fiscal 2005.

International Segment:

The International segment had segment operating income of $667 million for the most recent quarter, an increase of 18.5 percent compared with $563 million in the first quarter of fiscal 2005.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 203-369-1090. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. Internationally, the company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains a statement as to the view of our Chief Executive Officer regarding anticipated results for the balance of fiscal 2006 that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. This forward-looking statement is subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of energy, labor and insurance, accident costs, weather conditions, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statement contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statement contained in this release. That forward-looking statement is made only as of the date of this report and we undertake no obligation to update it to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended April 30,
	2005	2004
Revenues:
Net sales	$70,908	$64,763
Other income, net	772	680

	71,680	65,443

Costs and expenses:
Cost of sales	54,571	49,969
Operating, selling and general and administrative expenses	13,168	11,869

Operating income	3,941	3,605

Interest:
Debt	199	185
Capital leases	53	65
Interest income	(52)	(42)

Interest, net	200	208

Income before income taxes and minority interest	3,741	3,397
Provision for income taxes	1,212	1,189

Income before minority interest	2,529	2,208
Minority interest	(68)	(42)

Net income	$2,461	$2,166

Basic and diluted net income per common share	$0.58	$0.50

Weighted-average number of common shares:
Basic	4,228	4,294
Diluted	4,234	4,302

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	April 30, 2005	April 30, 2004	January 31, 2005
ASSETS
Cash and cash equivalents	$4,955	$3,828	$5,488
Receivables	1,520	1,230	1,715
Inventories	31,349	28,320	29,447
Prepaid expenses and other	1,817	1,375	1,841

Total current assets	39,641	34,753	38,491

Property and equipment, at cost	85,954	74,913	84,041
Less accumulated depreciation	(19,579)	(16,612)	(18,637)

Property and equipment, net	66,375	58,301	65,404

Property under capital leases, net	2,928	2,563	2,799
Goodwill	10,786	10,134	10,803
Other assets and deferred charges	2,485	2,269	2,427

Total assets	$122,215	$108,020	$119,924

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$7,017	$4,161	$3,812
Accounts payable	22,910	19,489	21,671
Dividends payable	1,946	1,642	—
Accrued liabilities	11,056	9,895	12,161
Accrued income taxes	1,971	1,588	1,281
Long-term debt due within one year	4,040	4,498	3,759
Obligations under capital leases due within one year	228	189	223

Total current liabilities	49,168	41,462	42,907

Long-term debt	18,232	17,468	20,087
Long-term obligations under capital leases	3,396	3,032	3,243
Deferred income taxes and other	2,867	2,215	2,951
Minority interest	1,361	1,271	1,340

Commitments and contingencies

Common stock and capital in excess of par value	2,827	2,613	2,848
Retained earnings	42,153	38,292	43,854
Other accumulated comprehensive income	2,211	1,667	2,694

Total shareholders’ equity	47,191	42,572	49,396

Total liabilities and shareholders’ equity	$122,215	$108,020	$119,924

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2005	2004
Cash flows from operating activities:
Net income	$2,461	$2,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,132	1,037
Other	(44)	147
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	185	137
Increase in inventories	(1,917)	(1,630)
Increase (decrease) in accounts payable	1,040	(7)
Decrease in accrued liabilities	(344)	(983)

Net cash provided by operating activities	2,513	867

Cash flows from investing activities:
Payments for property and equipment	(2,772)	(2,645)
Disposal of assets	301	242
Investment in international operations	—	(315)
Other investing activities	(25)	(64)

Net cash used in investing activities	(2,496)	(2,782)

Cash flows from financing activities:
Increase in commercial paper	3,205	894
Proceeds from issuance of long-term debt	—	2,015
Payment of long-term debt	(1,508)	(37)
Dividends paid	(635)	(558)
Purchase of Company stock	(1,415)	(1,943)
Other financing activities	(156)	106

Net cash provided by (used in) financing activities	(509)	477

Effect of exchange rates on cash	(41)	67

Net decrease in cash and cash equivalents	(533)	(1,371)
Cash and cash equivalents at beginning of year	5,488	5,199

Cash and cash equivalents at end of period	$4,955	$3,828

Certain reclassifications have been made to the prior period to conform to the current presentation.